UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

CEDAR SHOPPING CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective June 1, 2010, Cedar Shopping Centers, Inc. entered into amendments to the employment agreements with various officers, including certain named executive officers.  These amendments extended the terms of employment to October 31, 2011 of the following named executive officers:  Nancy H. Mozzachio, Thomas B. Richey and Brenda J. Walker.  In addition, the Company extended the term of the employment agreement of Frank C. Ullman, a vice president of the Company and the son of Leo S. Ullman, the Chairman of the Board, Chief Executive Officer and President of the Company, to October 31, 2011.

Item 5.02  Election of Directors.

(d)           Effective June 1, 2010, Paul G. Kirk, Jr., an independent director of the Company from September 2005 through September 2009, has been elected as a director of the Company.  Mr. Kirk resigned as a member of the Board of Directors of the Company in September 2009 to accept his appointment as U.S. Senator for the Commonwealth of Massachusetts until a special election was held to fill the vacancy caused by the death of Senator Edward M. Kennedy.

Senator Kirk served as Chairman of the Democratic Party of the U.S. from 1985 to 1989.  He also served as Chairman of the Board of Directors of the John F. Kennedy Library Foundation and as co-chairman of the Commission on Presidential Debates.  Senator Kirk also serves on the Boards of Directors of the Hartford Financial Services Group, Inc. and Rayonier Incorporated.

A graduate of Harvard College and Harvard Law School, Senator Kirk is past-Chairman of the Harvard Board of Overseers’ Nominating Committee and of the Board of Overseers’ Committee to Visit the Department of Athletics and is an Honorary member of the Harvard College Chapter of the Phi Beta Kappa Society.  He holds honorary Doctors of Law Degrees from Stonehill College and the Southern New England School of Law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2010

CEDAR SHOPPING CENTERS, INC.

By:	/s/Leo S. Ullman
Leo S. Ullman
Chairman of the Board, President and CEO